Exhibit 99.2

AMENDMENT NO. 65

TO THE

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

(January 1, 2020 Restatement)

Manufacturers and Traders Trust Company (the “Corporation”) hereby adopts this Amendment No. 65 to the M&T Bank Corporation Retirement Savings Plan (January 1, 2020 Restatement) (the “Plan”).

WITNESSETH

WHEREAS, under Section 12.7, the Corporation may amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to clarify the Plan’s eligibility terms and to modify the Plan’s loan terms.

NOW THEREFORE, the Plan is amended as follows, effective January 1, 2020:

FIRST CHANGE

Article 2 is amended to add the following definitions:

Break In Continuous Service - starts on an Employee’s Severance From Continuous Service Date and ends on his Re-Employment Commencement Date, subject to the following:

(a) Absence for military service will not be deemed a Break In Continuous Service if the Employee returns to employment with an Employer within the period of time required by Code Section 414(u).

(b) A transfer of an Employee from the service of one participating Employer to the service of another participating Employer does not cause a Break In Continuous Service.

Continuous Service - starts on an Employee’s Employment Commencement Date or Re-Employment Commencement Date, whichever applies, and ends on his Severance From Continuous Service Date. Continuous Service includes employment:

(a)	for which the individual is credited with Hours of Service for vesting purposes under Section 5.4 as set forth in the definition of Hour of Service;

(b)	with the Employer or an Affiliate other than as an Employee;

(c)	as a leased employee within the meaning of Code Section 4l4(n);

(d)

with any entity that is consolidated or merged with the Employer, or to whose business the Employer is a successor, if that individual becomes an Employee in connection with that consolidation, merger, or succession.

Notwithstanding the above, if an Employee quits, retires, or is discharged and is re-employed within 12 months after the date on which the Employee quit, retired or discharged, the Break In Continuous Service is counted as Continuous Service. In addition, if an Employee who is absent from service for reasons other than having quit, been discharged or retired, thereafter quits, retires or is discharged during the absence and then performs an Hour of Service for the Employer within 12 months after the date on which he was first absent, the Break In Continuous Service is counted as Continuous Service.

Employment Commencement Date - the date on which an Employee first performs an Hour of Service for an Employer.

Severance From Continuous Service Date - the earlier of (a) the date on which an Employee quits, retires, dies or is discharged, or (b) the date which is the first anniversary of the first day of a period in which an Employee remained absent from service, with or without pay, with the Employer for any reason other than quit, retirement, death or discharge, such as: vacation, holiday, sickness or disability, leave of absence, a Parental Absence, or layoff (excluding military leave of absence meeting the requirements in the definition of Break in Continuous Service).

An Employee who has a Parental Absence beyond the first anniversary of the first date of the absence does not incur a Severance From Continuous Service Date until the second anniversary of the first date of the absence. A Parental Absence means an absence by reason of the pregnancy of an Employee, the birth of a child of an Employee, the placement of a child with an Employee in connection with the adoption of such child by such Employee, or for purposes of caring for such child during the time immediately following such birth or placement. The period between the first and second anniversaries of the first date of absence from service for a Parental Absence is neither Continuous Service nor a Break in Continuous Service. An Employee may be required to provide reasonable proof that the absence was on account of a reason specified in the definition of Parental Absence. An Employee who fails to supply reasonable proof is deemed to have quit.

Six Months of Continuous Service - is equal to six months of Continuous Service in the aggregate. To determine the aggregate number of months of an Employee’s Continuous Service, non-consecutive periods of Continuous Service are aggregated on the basis that 30 days are deemed to be a month. Once an Employee completes Six Months of Continuous Service, such Six Months of Continuous Service is never lost for any reason.

SECOND CHANGE

Section 3.1 is amended to read as follows:

Section 3.1 Eligibility To Participate.

(a) Subject to Section 3.2, each person who was an Eligible Employee or Eligible Participant on December 31, 2019, retains that status on January 1, 2020, provided they are an Employee on that date.

(b) Eligible Employee — Pretax Contributions. An Employee becomes an Eligible Employee, and may make Employee Pretax Contributions and Employee Roth Contributions, upon the later of their Employment Commencement Date and attainment of age 21.

(c) Eligible Participant — Matching Contributions.

(1) An Employee hired before July 1, 2019, who had not otherwise become an Eligible Participant by December 31, 2019, becomes an Eligible Participant and may receive Matching Contributions upon the later of January 1, 2020 and their attainment of age 21.

(2) An Employee hired after June 30, 2019, becomes an Eligible Participant and may receive Matching Contributions upon the later of completing Six Months of Continuous Service and attainment of age 21.

(d) Eligible Participant — RAA and Discretionary Contributions.

(1) Employees first hired, or rehired, before January 1, 2020, are eligible to receive RAA Contributions upon becoming an Eligible Participant under subsection (c) and satisfying the requirements of Section 4.6.

(2) Employees first hired after December 31, 2019, are not eligible to receive RAA Contributions, and instead are eligible to receive Discretionary Contributions upon becoming an Eligible Participant under subsection (c) and satisfying the requirements of Section 4.8.

(3) Employees first hired before January 1, 2020, and rehired after December 31, 2019, are eligible for either RAA Contributions or Discretionary Contributions in accordance with Section 3.2(b).

(e) All eligibility under this Section 3. 1 and under Section 3.2 begins as of the first day of the first payroll period after satisfying the eligibility requirements.

(f) If an Eligible Employee or Eligible Participant ceases to be an Employee, they will immediately cease to be an Eligible Employee or Eligible Participant.

THIRD CHANGE

Section 3.2 is amended to read as follows:

Section 3.2 Rehired Employees.

(a) Employee Pretax and Matching Contributions. If an Eligible Employee or Eligible Participant ceases to be an Employee and is later rehired as an Employee:

(1)	They become an Eligible Employee upon their date of rehire.

(2)	If they were an Eligible Participant when they ceased to be an Employee, they become an Eligible Participant upon their date of rehire.

(3)	If they were not an Eligible Participant when they ceased to be an Employee, they become an Eligible Participant after they complete Six Months of Continuous Service and attain age 21.

(b) RAA and Discretionary Contributions.

(1) If an Employee was first hired before January 1, 2020, and is rehired after December 31, 2019 and before the fifth anniversary of the date they ceased to be an Employee, they are eligible to receive RAA Contributions upon the date of rehire (or if later, the date the Employee becomes an Eligible Participant as described in subsection (a)(3)) and satisfying the requirements of Section 4.6.

(2) Regardless of when an Employee was first hired, if an Employee is rehired after December 31, 2019, and after the fifth anniversary of the date they ceased to be an Employee, they are not eligible to receive RAA Contributions. Instead, they are eligible to receive Discretionary Contributions upon the date of rehire (or if later, the date the Employee becomes an Eligible Participant as described in subsection (a)(3)) and satisfying the requirements of Section 4.8.

FOURTH CHANGE

Section 7.3(d) is amended to read as follows:

(d) If a Participant terminated employment before January 1, 2020, any loan was immediately due and payable. If a Participant terminates employment on or after January 1, 2020, any loan will become immediately due and payable unless the Participant continues to repay the loan post-termination from his or her own funds in accordance with procedures established by the Plan’s recordkeeper.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 65 to be executed by the undersigned Vice President in its Human Resources Department.

WITNESS:	MANUFACTURERS AND TRADERS TRUST COMPANY

/s/ Sarah A. Siegel	By:	/s/ Joseph Rizzuto

	Date:	December 22, 2020

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